Exhibit 16.1

January 24, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Amplify Energy Corp. and, under the date of March 6, 2019 we reported on the consolidated financial statements of Amplify Energy Corp. as of and for the years ended December 31, 2018 and 2017, and the effectiveness of internal control over financial reporting as of December 31, 2018. On January 22, 2020, we were notified that Amplify Energy Corp. engaged Deloitte & Touche LLP as its principal accountant for the year ending December 31, 2020 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Amplify Energy Corp.’s consolidated financial statements as of and for the year ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, and the issuance of our reports thereon. We have read Amplify Energy Corp.’s statements included under Item 4.01 of its Form 8-K dated January 24, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with Amplify Energy Corp.’s statement that the Audit Committee appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal Year 2020, subject to execution of an engagement letter, and we are not in a position to agree or disagree with Amplify Energy Corp.’s statements in the last two paragraphs of Item 4.01.

Very truly yours,

/s/ KMPG LLP